United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 6, 2022

Date of Report (Date of earliest event reported)

Southport Acquisition Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41150	86-3483780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1745 Grand Avenue Del Mar, California	92014
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (917) 503-9722

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock, $0.0001 par value, and one-half of one warrant	PORT.U	The New York Stock Exchange

Class A common stock, par value $0.0001 per share	PORT	The New York Stock Exchange

Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50, subject to adjustment	PORT.W	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2022, pursuant to the amended and restated certificate of incorporation of Southport Acquisition Corporation (the “Company”), the board of directors of the Company (the “Board”) voted to expand the size of the Board from five to seven and elected Matthew Hansen and Jennifer Nuckles to the Board, effective the same day. Mr. Hansen and Ms. Nuckles will serve as directors until the first annual meeting of the Company’s stockholders and until their respective successors are elected and qualified. The Board also elected Ms. Nuckles to serve as Chair of its audit committee, the Board’s sole standing committee, effective January 6, 2022, in place of Mr. Jared Stone (our Chairman of the Board), who will remain a member of the audit committee along with Mr. Sigmund Anderman.

Mr. Hansen is the founder and a former chief executive officer of SimpleNexus, a homeownership software company with a digital homeownership platform for loan officers, borrowers and real estate agents that was recently acquired by nCino, Inc. (NASDAQ; NCNO). Mr. Hansen founded SimpleNexus in 2011 and served as its chief executive officer until May 2021. Mr. Hansen has over 20 years of software development experience. Prior to founding SimpleNexus, Mr. Hansen designed and led the implementation of enterprise software systems for multiple companies. From 2009 to 2014, Mr. Hansen led the Development Architecture Team of Simplifile, a company that connects lenders, settlement agents and counties and enables e-recording and document management of mortgage documents. Prior to Simplifile, Mr. Hansen was the Development Team Lead of Amirsys, Inc. from 2005 to 2009. At Amirsys, Inc., he led a team of software engineers to build STATdx, an imaging diagnostic tool for radiologists. Mr. Hanson also developed a point-of-sale system software for Micron.

Ms. Nuckles is an Executive Vice President and the Group Business Unit Leader – Partnerships, Content, @ Work, Lantern, Relay and Protect at SoFi Technologies, Inc. (NASDAQ: SOFI)(“SoFi”), a digital personal finance company, a position she has held since March 2020. She was Business Unit Leader – Marketplace, Enterprise, Partnerships and Content at SoFi from June 2019 to March 2020. Prior to joining SoFi, she was the Chief Marketing Officer of several consumer technology companies, including Doctor on Demand (2016 – 2019) and Zynga (NASDAQ: ZNGA) (2014 – 2016). Ms. Nuckles spent almost a decade in leadership positions at The Clorox Company, running well-known household-name brands. She began her career in consulting covering consumer and media at Arthur Andersen. Ms. Nuckles is a member of the board of directors of R-Zero, a biosafety technology company. Ms. Nuckles holds an MBA from Harvard Business School and a B.A. from the University of California. She is a Certified Public Accountant.

Each of Mr. Hansen and Ms. Nuckles will enter into a letter agreement with substantially the same terms as the letter agreement previously entered into on December 9, 2021, by and between the Company, its other directors and Southport Acquisition Sponsor LLC in connection with the Company’s initial public offering. The letter agreement was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on December 14, 2021. In addition, the Company will enter into an indemnity agreement with each of Mr. Hansen and Ms. Nuckles in the form of the indemnity agreement filed as Exhibit 10.8 to the Company’s S-1 registration statement relating to the Company’s initial public offering (File No. 333-261370).

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Other than the foregoing, there are no arrangements or understandings between each of Mr. Hansen or Ms. Nuckles and any other persons pursuant to which Mr. Hansen or Ms. Nuckles were elected as a director of the Company. In addition, there are no family relationships between Mr. Hansen or Ms. Nuckles and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Furthermore, since the inception of the Company, there have been no transactions involving an amount exceeding $120,000 in which the Company was or is to be a participant and in which Mr. Hansen or Ms. Nuckles had or will have a direct or indirect material interest, and there are currently no such proposed transactions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 12, 2022

SOUTHPORT ACQUISITION CORPORATION

By:	/s/ Jeb Spencer
	Name:	Jeb Spencer
	Title:	Chief Executive Officer

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